EXHIBIT 99.1

Air Water International Corporation Acquires Option to Purchase Flavorina Corporation;
Company Now Set to Launch New Flavorina Products

New Unique 'World First' Flavored Water Dispensers

MIAMI BEACH, FL--(MARKET WIRE)--Mar 11, 2009 -- Air Water International Corporation (Other OTC:AWTI.PK - News) Company CEO Michael Zwebner announced today that the company has entered into an agreement to purchase an "option" to acquire Flavorina Corporation, a company manufacturing and marketing a new unique "Flavored Water Dispenser" and flavored powder.

In a statement issued in Miami today Mr. Zwebner said: "In line with our corporate policy, we are enlarging our company's product base with our proposed entry to the flavored water market. This is without doubt the fastest growing sector in the water business today. Flavorina has a new unique world class flavored water dispenser and we fully intend to exploit this product and market on a worldwide basis. The secondary aspect of this new product is of course the flavor powder which will be sold in special patented dispensing cartons. This new business will give the company an ever increasing and recurring revenue base."

Mr. Zwebner continued: "We invite new distributors on a worldwide basis to join us in this new exciting product that is destined to change the way we drink dispensed water -- now to be dispensed flavored water."

About Flavorina Corporation

For more information visit the Flavorina Corporation website at www.flavorina.com

About Air Water International Corporation

For more information visit the Air Water International Corporation website at www.airwaterinternational.com

Jalimudi Village Project

For the villagers of Jalimudi, a small village in Andhra Pradesh, it is a historic event. They are getting water from the air thanks to modern day technology. Jalimudi is the first village in the world to have a sustained water supply that is not from the sea, river, lake, pipeline, well, or transported by water tankers and trucks.

Video of the project can be found at http://www.youtube.com/watch?v=rzAkc6otyGI and also on the company's website.

Safe Harbor Statement

Caution Concerning Forward-Looking Statements by Air Water International Corporation. This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and factors affecting the integration of the businesses of Air Water International Corporation. More detailed information about these factors may be found in filings by Air Water International Corporation with the Securities and Exchange Commission, including their most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. Air Water International Corporation is under no obligation to, and expressly disclaims any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Air Water International Corporation - Miami Beach

Rolando Sablon

Tel 305-672-6344

Company web address: http://www.airwaterinternational.com